Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Certain terms used below, but not otherwise defined, in this section shall have the meanings ascribed to them elsewhere in the Original Report or the Form 8-K/A.

On July 1, 2025 (the “Closing Date”), Pelthos Therapeutics Inc., a Nevada corporation (formerly known as “Channel Therapeutics Corporation” (the “Company”)), consummated the previously announced merger transaction contemplated by that certain Agreement and Plan of Merger, dated as of April 16, 2025 (the “Merger Agreement”), by and among the Company, CHRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), LNHC, Inc., a Delaware corporation (“LNHC”), and solely for the purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation and the parent of LNHC (“Ligand”). Pursuant to the Merger Agreement, (i) Merger Sub merged with and into LNHC, with LNHC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company (the “Merger”) and (ii) the Company’s name was changed from Channel Therapeutics Corporation to Pelthos Therapeutics Inc. At the effective time of the Merger (the “Effective Time”), the Company issued an aggregate of approximately 31,278 shares of the Company’s Series A Convertible Preferred Stock to Ligand, based on the exchange ratio set forth in the Merger Agreement

Additionally, on the Closing Date, the Company closed on a securities purchase agreement (the “Securities Purchase Agreement”) with LNHC and certain investors, which includes Ligand (collectively, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors purchased (either for cash or in exchange for the conversion of principal and interest payable under an outstanding convertible note issued by the Company), and the Company issued and sold to the PIPE Investors, an aggregate of 50,100 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) at a price per share equal to $1,000 (such transaction, the “PIPE Financing”). As an inducement to enter into the Securities Purchase Agreement, the Company, LNHC and certain PIPE Investors, also entered into the ZELSUVMI Royalty Agreement and the Channel Products Royalty Agreement (the “Royalty Agreements”), pursuant to which certain PIPE Investors will receive royalty payments based on percentages of net sales of ZELSUVMI and the Channel Covered Products (each as further defined in the Original Report or the Form 8-K/A).

The following unaudited pro forma condensed combined financial information presents the financial information of the Company, adjusted to give effect to the Merger, PIPE Financing and certain other transactions consummated on the Closing Date, including the Reverse Stock Split and Conversions of Series A Preferred Stock (collectively, the “Transactions”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical balance sheets of the Company and LNHC on a pro forma basis as if the Transactions had been consummated on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and year ended December 31, 2024 combine the historical statements of operations of Channel and LNHC for such periods on a pro forma basis as if the Transactions had been consummated on January 1, 2024, the beginning of the earliest period presented.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The Merger was accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The Company and LNHC each meet the definition of a business as defined by ASC 805 by virtue of having inputs, processes and outputs. In addition, LNHC met the definition of a VIE given the entity does not have sufficient equity to finance its activities without additional financial support, as assessed immediately prior to the Merger. Finally, the Company owns 100% of the shares of LNHC following the close of the Merger and is therefore the primary beneficiary of the LNHC business. As a result, the Company is deemed to be the accounting acquirer in the Merger, and the Merger is accounted for as a business combination in which the Company acquired the LNHC business. The LNHC assets acquired, and liabilities assumed in connection with the Merger are recorded at their acquisition date fair values. The preliminary allocation of the estimated purchase price is based upon management’s estimates utilizing information currently available and is subject to revision as additional information on the fair value of the assets and liabilities become available and final appraisals and detailed analyses are completed. The Company is still evaluating the fair value of intangible assets, inventory and other long-term liabilities, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final purchase price allocation could occur, and these differences may be material. A change in the fair value of the net assets of LNHC may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information was derived from, and should be read together with, the accompanying notes to the unaudited pro forma condensed combined financial information, the Company’s historical consolidated financial statements, accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC on March 27, 2025 and interim report on Form 10-Q as of and for the three and six months ended June 30, 2025 as filed with the SEC on August 13, 2025. The unaudited pro forma condensed combined financial information should also be read together with LNHC’s historical audited combined financial statements, and accompanying notes, as of and for the fiscal year ended December 31, 2024, included in the definitive information statement filed with the SEC on May 27, 2025 (the “Information Statement”), the unaudited financial statement for the three months ended March 31, 2025, included in the Information Statement and the unaudited combined financial statements, and accompanying notes, as of and for the three and six months ended June 30, 2025, included in this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

(in thousands)

	Pelthos Therapeutics Inc. (Historical)	LNHC Inc. (Historical)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$59	$2,817	29,976	4(e)	$27,642
			(3,774)	4(c)
			(1,436)	4(k)
Accounts receivable, net		48			48
Inventory	—	7,091	18,594	4(h)	25,685
Prepaid expenses and other current assets	764	1,189			1,953
Total current assets	823	11,145	43,360		55,328
Intangible assets, net	—	—	33,200	4(b)	33,200
Goodwill	—	6,604	12,084	4(d)	18,688
Property and equipment, net	—	10,633			10,633
Operating lease right-of-use assets, net	—	3,452	114	4(i)	3,566
Other assets	—	529			529
Total assets	$823	$32,363	$88,758		$121,944

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$5,013	$11,425			$16,438
Operating lease liabilities, current portion	—	626			626
Deferred revenue, current portion	—	1,072			1,072
Loan payable, net of debt discount	2,173	6,053	(6,053)	4(e)	—
			(2,173)	4(k)
Loan payable - related party, net of debt discount	132	—	(100)	4(e)	32
Total current liabilities	7,318	19,176	(8,326)		18,168
Deferred revenue, net of current portion	—	1,763			1,763
Operating lease liabilities, net of current portion	—	2,940			2,940
Deferred tax liability	—	—	13,466	4(j)	13,466
Other long-term liabilities	—	17,441	2,159	4(g)	32,409
			12,809	4(e)
Total liabilities	7,318	41,320	20,108		68,746
Commitments and contingencies
Parent company net investment	—	(8,957)	8,957	4(f)	—
Series A convertible preferred stock	—	—	—	4(a)	—
			—	4(e)
			—	4(m)
Series C preferred stock	—	—			—
Common stock	—	—	—	4(k)	—
			—	4(m)
Additional paid in capital	20,397	—	39,410	4(a)	84,211
			23,320	4(e)
			737	4(k)
			347	4(l)
Accumulated deficit	(26,892)	—	(3,774)	4(c)	(31,013)
			(347)	4(l)
Total stockholders’ deficit	(6,495)	(8,957)	68,650		53,198
Total liabilities and stockholders’ deficit	$823	$32,363	$88,758		$121,944

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

(in thousands, except share and per share amounts)

	Pelthos Therapeutics Inc. (Historical)	LNHC Inc. (Historical)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
Revenues	$—	$611	$—		$611
Operating expenses:
Selling, general and administrative expenses	4,355	16,646			21,001
Research and development	709	6,670			7,379
Amortization of intangible assets	—	162	1,115	4(n)	1,277
Total operating expenses	5,064	23,478	1,115		29,657
Operating loss	(5,064)	(22,867)	(1,115)		(29,046)
Other income (expense), net:
Interest expense	(352)	(1,556)	352	4(p)	(2,607)
			(1,051)	4(s)
Other income	—	(49)			(49)
Total other (expense) income	(352)	(1,605)	(699)		(2,656)
Net loss before provision for income taxes	(5,416)	(24,472)	(1,814)		(31,702)
Provision for income taxes	—	—	—	4(q)	—
Net loss	$(5,416)	$(24,472)	$(1,814)		$(31,702)

Net loss per common share - basic and diluted	$(8.64)				$(10.54	) 4(u)

Weighted average number of common shares outstanding during the year - basic and diluted	626,736		2,381,000	4(t)	3,007,736

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except share and per share amounts)

	Pelthos Therapeutics Inc. (Historical)	LNHC Inc. (Historical)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
Revenues	$—	$876	$—		$876
Operating expenses:
Selling, general and administrative expenses	6,392	15,528	3,774	4(o)	26,041
			347	4(r)
Research and development	1,179	11,278			12,457
Amortization of intangible assets	—	714	1,840	4(n)	2,554
Total operating expenses	7,571	27,520	5,961		41,052
Operating loss	(7,571)	(26,644)	(5,961)		(40,176)
Other income (expense), net:
Interest expense	(786)	(1,878)	786	4(p)	(3,979)
			(2,101)	4(s)
Other income	39	2			41
Gain on default judgement	363	—			363
Total other (expense) income	(384)	(1,876)	(1,315)		(3,575)
Net loss before provision for income taxes	(7,955)	(28,520)	(7,276)		(43,751)
Provision for income taxes	—	290	—	4(q)	290
Net loss	$(7,955)	$(28,230)	$(7,276)		$(43,461)

Net loss per common share - basic and diluted	$(14.27)				$(14.79	) 4(u)

Weighted average number of common shares outstanding during the year - basic and diluted	557,447		2,381,000	4(t)	2,938,447

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information presents the financial information of the Company, adjusted to give effect to the Transactions. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The Merger was accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. The Company and LNHC each meet the definition of a business as defined by ASC 805 by virtue of having inputs, processes and outputs. In addition, LNHC met the definition of a VIE given the entity does not have sufficient equity to finance its activities without additional financial support, as assessed immediately prior to the Merger. Finally, the Company owns 100% of the shares of LNHC following the close of the Merger and is therefore the primary beneficiary of the LNHC business. As a result, the Company is deemed to be the accounting acquirer in the Merger, and the Merger is accounted for as a business combination in which the Company acquired the LNHC business. The LNHC assets acquired, and liabilities assumed in connection with the Merger are recorded at their acquisition date fair values. The preliminary allocation of the estimated purchase price is based upon management’s estimates utilizing information currently available and is subject to revision as additional information on the fair value of the assets and liabilities become available and final appraisals and detailed analyses are completed. The Company is still evaluating the fair value of intangible assets, inventory and other long-term liabilities, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final purchase price allocation could occur, and these differences may be material. A change in the fair value of the net assets of LNHC may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical balance sheets of the Company and LNHC on a pro forma basis as if the Transactions had been consummated on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and year ended December 31, 2024 combine the historical statements of operations of the Company and LNHC for such periods on a pro forma basis as if the Transactions had been consummated on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 has been prepared using, and should be read in conjunction with:

•	The Company’s unaudited consolidated balance sheet as of June 30, 2025 and the related notes thereto included in the Company’s Form 10-Q filed with the SEC on August 13, 2025; and

•	LNHC’s unaudited combined balance sheet as of June 30, 2025 and the related notes thereto included in this Form 8-K/A.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and year ended December 31, 2024 have been prepared using, and should be read in conjunction with:

•	The Company’s unaudited consolidated statement of operations for the six months ended June 30, 2025 and the related notes thereto included in the Company’s Form 10-Q filed with the SEC on August 13, 2025;

•	The Company's audited consolidated statement of operations for the year ended December 31, 2024 and the related notes thereto included in the Company’s Form 10-K filed with the SEC on March 27, 2025;
•	LNHC’s unaudited condensed statement of operations for the six months ended June 30, 2025 and the related notes thereto included in LNHC’s historical results included elsewhere in this Form 8-K/A; and

•	LNHC’s audited statement of operations for the year ended December 31, 2024 and the related notes thereto included in LNHC’s historical results included in the Information Statement.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. The actual financial position and results of operations may differ materially from the information presented in these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Company and LNHC historical financial statements included elsewhere or incorporated by reference in the Original Report or the Form 8-K/A.

Note 2 – Accounting Policies and Reclassifications

During the preparation of the unaudited pro forma condensed combined financial statements, the Company performed a preliminary analysis to identify differences in LNHC’s and the Company’s historical financial statement presentation and significant accounting policies. Based on its initial analysis, the Company did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. No reclassification adjustments have been made to conform LNHC’s historical financial statement captions to the Company’s financial statement captions in the unaudited pro forma condensed combined financial statements.

Following the completion of the Merger, or as more information becomes available, the Company will finalize its comprehensive review of financial statement presentation and accounting policies. Therefore, the pro forma financial information may not reflect all reclassifications necessary to conform LNHC’s presentation to that of the Company due to limitations on the availability of information as of the date of this Form 8-K/A. Accounting policy differences and reclassification adjustments may be identified as more information becomes available.

Note 3 – Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The fair value of the merger consideration transferred upon completion of the Merger included the fair value of the Company’s Series A Preferred Stock issued to the holder of LNHC common stock pursuant to the Merger Agreement.

The following table summarizes the components of the estimated preliminary merger consideration (in thousands, except share and per share amounts):

Shares of Series A Preferred Stock issued in the Merger(a)	31,278
Pelthos Series A Preferred Stock per share price(b)	$1,260
Estimated total merger consideration	$39,410
(a)	Represents the number of shares of the Company’s Series A Preferred Stock issued to LNHC’s shareholders based on the exchange ratio as set forth in the Merger Agreement.
(b)	As the Company’s Series A Preferred Stock is immediately convertible into the Company’s common stock at a ratio of 1 to 100, the fair value estimate of the Company’s Series A Preferred Stock is calculated as the closing Channel common stock price on June 30, 2025 multiplied by 100.

The estimated total merger consideration is preliminary and subject to additional adjustments.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting in accordance with ASC 805, LNHC’s identifiable assets acquired and liabilities assumed by the Company are recorded at their acquisition-date fair value and combined with the assets and liabilities of the Company. The pro forma purchase price allocation is preliminary and the estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions, which the Company believes are reasonable to illustrate the estimated effects of the Merger. The fair value of certain assets and liabilities are estimated to approximate their book values, thus no adjustments are reflected. The final determination of the purchase price allocation will be completed as soon as practicable and will be based on the fair value of the assets acquired and liabilities assumed as of the Closing Date. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to LNHC’s identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by the Company, as if the Merger had been completed on June 30, 2025 (in thousands):

Estimated total consideration transferred	$39,410
Estimated fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	2,817
Accounts receivable, net	48
Inventory	25,685
Prepaid expenses and other current assets	1,189
Intangible assets	33,200
Property and equipment	10,633
Operating lease right-of-use assets	3,566
Other assets	529
Accounts payable and accrued expenses	(11,425)
Operating lease liabilities, current portion	(626)
Deferred revenue, current portion	(1,072)
Loan Payable	(6,053)
Deferred revenue, net of current portion	(1,763)
Operating lease liabilities, net of current portion	(2,940)
Deferred tax liability	(13,466)
Other long-term liabilities	(19,600)
Total estimated fair value of net assets acquired	20,722
Estimated goodwill	$18,688

Preliminary goodwill is calculated as the excess of the estimated merger consideration over the estimated fair value of the underlying net assets to be acquired. The goodwill arising from the transaction is primarily attributable to expected synergies. The final calculation of goodwill could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements due to several factors. Each of these potential adjustments would have a corresponding impact to the preliminary calculation of goodwill.

Note 4 – Pro Forma Transaction Accounting Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 to reflect the effects of the Transactions:

4(a) Reflects the total estimated merger consideration as outlined in Note 3, consisting of the estimated fair value of the Company’s Series A Preferred Stock issued of $39.4 million. See Note 3 for significant estimates and assumptions used to estimate the total merger consideration for the purpose of preparing the pro forma condensed combined financial information.

4(b) Reflects a net adjustment to recognize the estimated fair value of LNHC’s identifiable intangible assets. The estimated net fair value and the useful life of the intangible assets expected to be acquired is as follows (in thousands):

	Estimated fair value	Average estimated useful life	Annual amortization expense	Six-month amortization expense
Developed technology	$32,200	13	$2,477	$1,238
Sato licensing agreement	1,000	13	77	38
Total estimated fair value of intangible assets acquired	33,200		2,554	1,277

The preliminary fair value of developed technology was estimated using the “multi-period excess earnings” method, an income approach that considers the net cash flows expected to be generated by the intangible asset by excluding any cash flows related to contributory assets. Significant assumptions include the expected useful life of the patent, contributory asset charges and the concluded discount rate.

The preliminary fair value of the Sato licensing agreement was estimated using the “relief from royalty” method, an income approach that considers the market-based royalty a company would pay to enjoy the benefits of the trade name or technology in lieu of actual ownership of the technology. Significant assumptions include the royalty rate, forecasted cash flows of the license agreement and concluded discount rate.

The identified intangible assets and related amortization are preliminary and based on preliminary valuations prepared by third-party advisors and reviewed by management. As discussed above, the amount that will ultimately be allocated to identified intangible assets and the subsequent amortization expense may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identified intangible asset.

Amortization related to the identified intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above, as further described in Note 4(n). The useful life assigned to the intangibles is derived based on the expected timeline of cumulative cash flows from the intangible asset.

4(c) Reflects total estimated merger-related transaction costs paid on the Closing Date of $3.8 million, which are reflected as an adjustment to accumulated deficit.

4(d) Reflects a net adjustment to recognize the preliminary estimated goodwill expected to arise from the merger, partially offset by the elimination of LNHC’s historical goodwill balance. See Note 3 for significant estimates and assumptions used to determine the preliminary estimate of goodwill for the purpose of preparing the pro forma condensed combined financial information. Goodwill arising from the Merger may change materially from the amount presented due to a number of factors.

4(e) Represents the net proceeds received from the PIPE Financing and Royalty Agreements, which was initially allocated to the PIPE Financing and the Royalty Agreements on a relative fair value basis. The gross proceeds received under the PIPE Financing of $50.1 million was reduced by amounts previously funded under bridge loan and/ or convertible note agreements which were exchanged in the PIPE Financing for the conversion of principal and interest payable, and approximately $1.2 million transactions costs.

The Royalty Agreements are initially recognized and accounted for in accordance with ASC 470, Debt (“ASC 470”). The preliminary fair value of the Royalty Agreements was estimated using a discounted cash flow model, an income approach that discounts the estimated future royalty payments based on the contractual royalty rates and expected revenues to be generated during the life of the intellectual property. Significant assumptions include the projected revenues, expected useful life of the patent, and the concluded discount rate. The fair value of the Royalty Agreements are preliminary and based on preliminary valuations prepared by third-party advisors and reviewed by management. The final amount that will ultimately be allocated to the Royalty Agreements may differ materially from this preliminary amount.

4(f) Reflects the elimination of LNHC’s historical net parent investment.

4(g) Represents the purchase accounting adjustment to increase LNHC’s liability associated with Reedy Creek to its estimated fair value.

4(h) Represents the purchase accounting adjustment to step-up inventory balances to their estimated fair value.

4(i) Represents the purchase accounting adjustment to increase the Right-of-use asset balance for lease agreements to their estimated fair value.

4(j) Represents an adjustment to the deferred tax liability to record the estimated deferred tax impact of acquisition accounting adjustments primarily related to amounts allocated to intangible assets and inventory.

4(k) Represents the repayment of the Company’s loan payable upon the closing of the Transactions, of which approximately $0.7 million was converted into 48,939 shares of the Company’s Common Stock and the remainder settled in cash.

4(l) Represents the expected impact of equity-based compensation granted in April 2025 in contemplation of the Merger and the expected impact of the accelerated vesting of certain equity-based compensation awards upon closing of the Merger.

4(m) Represents the conversion of 23,810 shares of Series A Preferred Stock into 2,381,000 shares of the Company’s Common Stock in connection with the Merger.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and year ended December 31, 2024 to reflect the effects of the Transactions:

4(n) Reflects the estimated amortization expense related to the acquired intangible assets, which is calculated assuming a straight-line method of amortization based on the preliminary estimated fair values and useful lives presented Note 4(b) above. The amount of amortization are be based on the periods in which the associated economic benefits are expected to be derived and the pattern of benefit for each intangible asset, and therefore, the amount following the Merger may differ significantly between periods based upon the final values assigned and amortization methodology used for each intangible asset.

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $0.1 million to the quarterly amortization amount as presented in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, assuming a weighted average estimated useful life of 13 years.

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $0.2 million to the annual amortization amount as presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, assuming a weighted average estimated useful life of 13 years.

4(o) Reflects a non-recurring adjustment to record the total estimated merger-related transaction costs of approximately $3.8 million incurred by the Company. Direct transaction costs are expensed as incurred and these additional transaction costs are reflected as if incurred on January 1, 2024, the date the Merger is assumed to have been completed for the purposes of the unaudited pro forma condensed combined statement of operations.

4(p) Reflects the removal of interest expense associated with the Company’s loan payable converted into common shares or repaid at the closing of the Transactions as discussed in Note 4(k).

4(q) No income tax adjustment is reflected for the six months ended June 30, 2025 and year ended December 31, 2024 based on combined estimated annual effective tax rate and having a full valuation allowance on the combined net deferred tax asset.

4(r) Represents the expected impact of equity-based compensation granted in April 2025 in contemplation of the Merger and the expected impact of the accelerated vesting of certain equity-based compensation awards upon closing of the Merger. The accelerated compensation cost is incurred on January 1, 2024, the date the Merger is assumed to have been completed for the purposes of the unaudited pro forma condensed combined statement of operations.

4(s) Represents the estimated interest expense to be incurred in connection with the Royalty Agreements. As the Royalty Agreements are classified as long-term liabilities under ASC 470, these amounts represent the accretion of the liability’s initial carrying value to the expected future payout owed under the terms of the arrangement

4(t)  Represents additional shares of the Company’s Common Stock issued in the conversion of Series A Preferred Stock to Common Stock in connection with the Merger.

4(u) Pro forma basic and diluted net income (loss) per share has been adjusted to reflect the pro forma adjustments herein for the six months ended June 30, 2025 and year ended December 31, 2024.